Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David Harvey, Chairman and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH NAMES JAI NAGARKATTI CHIEF EXECUTIVE OFFICER EFFECTIVE JANUARY 1, 2006

David R. Harvey will continue as Chairman of the Board

ST. LOUIS, November 8, 2005 - The Sigma-Aldrich Corporation’s Board of Directors announced today the appointment of Jai Nagarkatti, 58, (President and Chief Operating Officer) as President and Chief Executive Officer effective January 1, 2006. He will succeed Chairman and Chief Executive Officer David Harvey, 66, who will continue to serve as Chairman of the Company’s Board of Directors. Jai Nagarkatti was also elected today as a member of the Board of Directors.

Speaking on behalf of the Board, David R. Harvey stated, “Jai Nagarkatti is a very seasoned and knowledgeable leader who has had a major impact on the success and growth of Sigma-Aldrich. His experience and insight into our business will serve the Company well as we continue our focus on Life Science and High Technology.”

Jai Nagarkatti noted, “I am pleased by the vote of confidence that the Board of Directors and David Harvey have given me and I look forward to the challenge of accelerating the performance of Sigma-Aldrich and strengthening the Company’s position as a worldwide leader in our research and fine chemical businesses.”

The 29-year Sigma-Aldrich career of Jai Nagarkatti has spanned R&D, production, operations and sales and marketing. Since August 2004, he has been Chief Operating Officer and President. Previously he served as the President of the largest research division and the fine chemicals business.

Jai Nagarkatti, a U.S. citizen, was born in Hyderabad, India. He obtained his Master’s degree in chemistry at Osmania University in Hyderabad and subsequently a Ph.D. in organic chemistry at Texas A&M University.

About Sigma-Aldrich: Sigma-Aldrich (NASDAQ: SIAL) is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com